Exhibit 99.1

           Contact:  Neil Lefort

Senior Vice President

(630) 527-4344

MOLEX REPORTS RESULTS FOR 2007 THIRD FISCAL QUARTER

Lisle, IL, USA – April 19, 2007 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2007 third fiscal quarter.

2007 Third Fiscal Quarter Results

Revenue for the quarter ended March 31, 2007 was $807.0 million, an increase of 12.0% over the same period last fiscal year.  Revenue in local currencies rose 9.2%, as currency translation increased revenue by $20.2 million, compared with last year’s March quarter.  Revenue for the quarter included $58.3 million from Woodhead Industries, which the Company acquired on August 10, 2006.

Net income for the March quarter was $65.3 million, an increase of 6.7% over the same period last fiscal year.  Earnings per share were $0.35, an increase of 6.1% over the same period last fiscal year.  Currency translation increased net income by $0.6 million in the current quarter compared with last year’s March quarter.

Martin P. Slark, CEO and Vice-Chairman commented, “The March quarter financial results were within our expectations.  We were pleased with our growth in the industrial, telecom infrastructure, automotive and medical electronics markets.  The remaining major markets were impacted by adjustments to customer inventory levels, as well as the holiday period in Asia-Pacific South. We believe that these inventory adjustments have been substantially completed, and we were encouraged that total bookings in the month of March were at the highest monthly level since September, 2006.”

“We are making good progress on several major initiatives. The Woodhead integration is on schedule.  During the quarter Woodhead achieved sequential growth in both revenue and operating income.  We are moving toward the launch of our new global organization on July 1, 2007.  As we said when we announced this initiative on August 2, 2006, we believe that this new structure will help us leverage our resources and streamline our operations.  We are in the process of identifying what we believe are significant opportunities to reduce cost and to improve return on invested capital.  We plan to review and quantify these cost savings, as well as any related restructuring charge, as part of our next earnings release currently scheduled for August 1, 2007.”

Revenue as compared to the prior year quarter increased 4% in the consumer market, 1% in the telecom market (including both infrastructure and mobile), and 2% in the data market.  Revenue in the industrial market, including the acquisition of Woodhead Industries, increased 99% and by 10% without the inclusion of Woodhead.  Revenue in the automotive market increased 14% as a result of new project wins and increased penetration of customers in the Asia-Pacific regions.

Gross profit margin for the March quarter was 31.1%, compared with 30.9% in the December quarter, and 33.7% in last year’s March quarter.  The year over year decline is due primarily to higher raw material costs, increases in inventory reserves, and costs associated with the closure of manufacturing operations in Brazil.  SG&A expense for the March quarter was down $5.2 million when compared with the December quarter.  SG&A expense for the March quarter was 20.1% of revenue, compared with 20.0% in the December quarter, and 21.8% in last year’s March quarter.  The sequential decrease in SG&A expense resulted primarily from cost containment activities and reduced foreign exchange transaction losses.

The effective tax rate for the March quarter was 29.2%, consistent with the fiscal 2007 full year estimated tax rate.  Net profit margin was 8.1%, compared with 8.5% in last year’s March quarter.  Return on invested capital increased to 10.5%, when compared with 9.7% in last year’s March quarter, a result of increased net income and improvements in capital efficiency.

Orders and Backlog

Orders for the third quarter were $783 million, an increase of 1.8% over the prior year March quarter, and an increase of 0.5% from the December quarter.  The Company’s order backlog on March 31, 2007 was $346 million, a decrease of 2.4% compared with the prior year March quarter, and a decrease of 8.0% from the December quarter. Woodhead Industries contributed bookings of $60.7 million to the current quarter, and had a backlog of $22 million on March 31, 2007.

Research and Development and Capital Spending

Research and development expenditures for the March quarter were $40.6 million, compared with $34.9 million in the prior year March quarter.  Capital expenditures for the March quarter were $63.9 million, compared with $62.7 million in the prior year March quarter.  Depreciation expense was $58.3 million, compared with $52.9 million in the prior year March quarter.  The increase in R&D and capital spending reflects the continued investment in new product development and production capacity to support revenue growth.

Stock Buyback Actions

During the quarter, the Company repurchased 280,000 shares of Class A Common Stock (MOLXA) at a total cost of $7.4 million.  The Board of Directors previously authorized the repurchase of up to $250.0 million of common stock through September 30, 2007. As of March 31, 2007, approximately $30.1 million was remaining under this authorization.

Nine-Month Results

Revenue for the nine-months ended March 31, 2007 was $2.5 billion, an increase of 19.1% compared with the prior fiscal year.  Revenue for the nine-month period included $147.9 million from Woodhead Industries.  Net income of $208 million, or $1.12 per share, increased 25.6% compared with last year’s net income of $165.6 million, or $0.88 per share.  For the nine-month period currency translation increased revenue by $49.4 million and net income by $1.1 million.

2007 Fourth Fiscal Quarter Outlook

The Company estimates that revenue for the fourth fiscal quarter ending June 30, 2007 will be in a range of $810 to $850 million, and that earnings per share will be in a range of $0.34 to $0.38.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated.  Forward-looking statements are based on currently available information and include, among others, the discussion under “2007 Fourth Fiscal Quarter Outlook”, as well as statements regarding the integration of, and potential synergies from the Woodhead acquisition, customer demand and inventory levels and future growth expectations.  These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the risks associated with the integration of the Woodhead acquisition; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a Market-Focused Global Organization.

Other risks and uncertainties are set forth in Item 1A “Risk Factors” of its Form 10-K for the year ended June 30, 2006, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information

A conference call will be held on Thursday, April 19, 2007 at 4:00 pm central.  Please dial (866) 700-0161 to participate in the conference call.  International callers please dial (617) 213-8832.  Please dial in at least five minutes prior to the start of the call and refer to participant passcode 86040975.  Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com.  A 24-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 51653309.

Other Investor Events

May 1, 2007 / Merrill Lynch Tech Gathering in New York

May 15, 2007 / Credit Suisse Semiconductor & Supply Chain Conference in New York

May 22, 2007 / 35th Annual JPMorgan Technology Conference in Boston

June 20, 2007 / William Blair & Company Growth Stock Conference in Chicago

August 1, 2007 / Molex Incorporated FY07 Q4 Press Release and Conference Call

August 2, 2007 / Molex Incorporated 2007 Analysts Meeting in Rosemont, Illinois

Note:  The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.

Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 65 plants in 20 countries throughout the world.

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Editor’s note:  Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange.  The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated Condensed Consolidated Balance Sheets (in thousands)

	March 31,	June 30,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$319,574	$332,815
Marketable securities	53,505	152,728
Accounts receivable, less allowances of $31,542 and $26,513, respectively	692,904	660,665
Inventories	415,334	347,312
Other current assets	68,116	54,713
Total current assets	1,549,433	1,548,233
Property, plant and equipment, net	1,131,537	1,025,852
Goodwill	322,237	149,458
Other assets	274,056	250,877
Total assets	$3,277,263	$2,974,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$283,446	$305,876
Accrued expenses	152,075	189,390
Other current liabilities	92,118	99,546
Total current liabilities	527,639	594,812
Other non-current liabilities	18,864	14,709
Accrued pension and postretirement benefits	79,833	75,055
Long-term debt	134,601	7,093
Minority interest in subsidiaries	1,103	882
Total liabilities	762,040	692,551

Commitments and contingencies	–	–

Total stockholders’ equity	2,515,223	2,281,869
Total liabilities and stockholders’ equity	$3,277,263	$2,974,420

Molex Incorporated Condensed Consolidated Statements of Income (Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net revenue	$807,014	$720,327	$2,474,026	$2,077,490
Cost of sales	556,026	477,929	1,695,120	1,393,477
Gross profit	250,988	242,398	778,906	684,013

Selling, general and administrative	162,471	157,178	496,463	452,888
Restructuring costs	–	4,287	–	15,674
Total operating expenses	162,471	161,465	496,463	468,562

Income from operations	88,517	80,933	282,443	215,451

Equity income	1,763	2,020	5,515	8,531
Gain (loss) on investment	(4)	1	(38)	115
Interest income, net	2,080	2,653	6,169	7,625
Other income, net	3,839	4,674	11,646	16,271

Income before income taxes and minority interest	92,356	85,607	294,089	231,722

Income taxes	26,978	24,388	85,874	66,004
Minority interest	60	35	169	98

Net income	$65,318	$61,184	$208,046	$165,620

Earnings per share:
Basic	$0.36	$0.33	$1.13	$0.89
Diluted	$0.35	$0.33	$1.12	$0.88

Dividends declared per share	$0.0750	$0.0500	$0.2250	$0.1500

Average common shares outstanding:
Basic	183,985	184,658	183,922	186,019
Diluted	185,271	186,303	185,591	187,846

Molex Incorporated Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Nine Months Ended
	March 31,
	2007	2006

Operating activities:
Net income	$208,046	$165,620
Add non-cash items included in net income:
Depreciation and amortization	177,138	160,411
Share-based compensation	19,616	21,782
Other non-cash items	4,763	8,832
Changes in assets and liabilities:
Accounts receivable	24,488	(84,772)
Inventories	(29,724)	(33,505)
Accounts payable	(56,396)	4,923
Other current assets and liabilities	(64,444)	15,799
Other assets and liabilities	(8,233)	6,073
Cash provided from operating activities	275,254	265,163

Investing activities:
Capital expenditures	(219,435)	(193,844)
Proceeds from sales or maturities of marketable securities	4,449,264	1,069,285
Purchases of marketable securities	(4,349,497)	(994,744)
Acquisitions	(237,207)	–
Other investing activities	7,466	(18,919)
Cash used for investing activities	(349,409)	(138,222)

Financing activities:
Proceeds from revolving credit facility	44,000	–
Payments on revolving credit facility	(44,000)	–
Proceeds from issuance of long-term debt	131,045	–
Payments of long-term debt	(26,570)	(2,127)
Cash dividends paid	(41,382)	(26,076)
Exercise of stock options	7,967	11,905
Purchase of treasury stock	(19,967)	(135,044)
Other financing activities	384	(1,994)
Cash provided by (used for) financing activities	51,477	(153,336)

Effect of exchange rate changes on cash	9,437	5,147
Net decrease in cash and cash equivalents	(13,241)	(21,248)
Cash and cash equivalents, beginning of period	332,815	309,756
Cash and cash equivalents, end of period	$319,574	$288,508